SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
July 1, 2010
Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)
(508) 357-2221
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
SIGNATURES

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On July 1, 2010, Evergreen Solar, Inc. (the “Registrant”) received a deficiency letter from the NASDAQ Stock Market stating that, based on the closing bid price of the Registrant’s common stock for the last 30 consecutive business days, the Registrant no longer meets the minimum $1.00 per share requirement for continued listing on the NASDAQ Global Market under Marketplace Rule 5450(a)(1). The NASDAQ notice does not impact the Registrant’s listing on The NASDAQ Global Market at this time and the Registrant’s common stock will continue to trade under the symbol “ESLR”.
Under Marketplace Rule 5810(c)(3)(A), the Registrant has a grace period of 180 calendar days, or until December 28, 2010, in which to regain compliance with the minimum bid price rule. If before December 28, 2010, the bid price of the Registrant’s common stock does not close at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ stated that it will provide the Registrant with written notice that its securities are subject to delisting. At that time, the Registrant may appeal NASDAQ’s determination to a NASDAQ Listing Qualifications Panel, which would stay any further delisting action by NASDAQ pending a final decision by the panel. Alternatively, the Registrant is eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for the NASDAQ Capital Market, and the Registrant successfully applies for a transfer of its securities to that market. Such a transfer would provide the Registrant with an additional 180 calendar day period to regain compliance with the minimum bid requirement.
The Registrant intends to monitor the bid price for its common stock and consider options available to achieve compliance with the continued listing standards of NASDAQ. As a possible means of regaining compliance, the Registrant’s board of directors has asked that the Registrant’s stockholders approve a 1-for-6 reverse stock split at the Registrant’s annual meeting of stockholders to be held on July 27, 2010. If the reverse split is approved by the stockholders and then adopted by the board of directors, the bid price of the Registrant’s common stock should increase sufficiently to achieve compliance with the minimum bid requirements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
Michael El-Hillow
Chief Financial Officer and Secretary

Dated: July 8, 2010